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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                                            SEC FILE NUMBER

                                                               0-12874
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                FORM 12b-25                                  CUSIP NUMBER
       NOTIFICATION OF LATE FILING
                (Check One):                                  200519 10 6
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[   ]Form 10-K and Form 10-KSB      [   ]Form 20-F   [X]Form 11-K
[   ]Form 10-Q and Form 10-QSB      [   ]Form N-SAR

         For Period Ended: Year ended December 31, 1997
         [   ]Transition Report on Form 10-K
         [   ]Transition Report on Form 20-F
         [   ]Transition Report on Form 11-F
         [   ]Transition Report on Form 10-Q
         [   ]Transition Report on Form N-SAR
         For the Transition Period Ended: N/A

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         Read Attached Instruction Sheet Before Preparing Form.  Please Print
or Type.
         Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         Pursuant to Rule 15d-21, financial statements for the Commerce Bancorp, Inc. 401(k) Retirement Plan for the year ended December 31, 1997 to be filed as an amendment to the Commerce Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1997.

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Part I--Registrant Information
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         Full Name of Registrant:                    Commerce Bancorp, Inc.
         Former Name if Applicable:
         Address of Principal Executive Office:      Commerce Atrium
                                                     1701 Route 70 East
                                                     Cherry Hill, NJ 08034-5400

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Part II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                                                              [ X ] Yes [  ] No



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         (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                                                             [ X ] Yes [   ] No

         (c) The accountant=s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                                                             [   ] Yes [ X ] No


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Part III--Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         The Company was unable to assemble the financial information in a timely manner without unreasonable effort and expense.

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Part IV--Other Information
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         (1) Name and telephone number of person to contact in regard to this notification

          Douglas J. Pauls                    609               751-2727
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          (Name)                           (Area Code)    (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [ X ] Yes [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                              [   ] Yes [ X ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             Commerce Bancorp, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 30, 1998               By    /s/   Douglas J. Pauls
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                                        Name: Douglas J. Pauls
                                        Title:   Chief Accounting Officer